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                                                                       Exhibit 1



                      FOURTH AMENDMENT TO RIGHTS AGREEMENT


THIS AMENDMENT (this "Amendment"), dated as of April 30, 2000, by and between ReliaStar Financial Corp., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, National Association, a national banking association, as Rights Agent (the "Rights Agent"), amends the Amended and Restated Rights Agreement, dated as of February 11, 1999 (the "Rights Agreement").

                                 R E C I T A L S
                                 - - - - - - - -

         A. The Company intends to enter into (i) an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Merger Agreement") among the Company, ING Group N.V., a Netherlands corporation ("ING"), ING America Insurance Holdings, Inc., a Delaware corporation, and SHP Acquisition Corp., a Delaware corporation ("Merger Sub"), with respect to a merger of the Company and Merger Sub (the "Merger") and
(ii) a Stock Option Agreement, dated as of the date hereof (as it may be amended from time to time, the "Stock Option Agreement") between the Company and ING America Insurance Holdings, Inc.

         B. The Company and the Rights Agent have executed and entered into the Rights Agreement.

         C. Pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof.

         D. The Board of Directors has determined that the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement are fair to and in the best interests of the Company and its stockholders.

         E. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement from the application of the Rights Agreement.

                                A G R E E M E N T
                                - - - - - - - - -

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end of the last sentence thereof:

                  "Notwithstanding anything in this Agreement to the contrary, neither ING Group, N.V., a Netherlands
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                  corporation ("ING"), nor any direct or indirect wholly owned subsidiary of ING shall be deemed to be an Acquiring Person solely as a result of the approval, execution or delivery of
                  (i) the Agreement and Plan of Merger, dated as of April 30, 2000, among the Company, ING, ING America Insurance Holdings, Inc. ("ING U.S. Holdco") and SHP Acquisition Corp. (as it may be amended from time to time, the "ING Merger Agreement") or
                  (ii) the Stock Option Agreement, dated as of April 30, 2000, between the Company and ING U.S. Holdco (as it may be amended from time to time, the "ING Stock Option Agreement"), or the consummation of the Merger or the other transactions contemplated by the ING Merger Agreement or the ING Stock Option Agreement."


2. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

                  "Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-twentieth of a Preferred Share as to which Rights are exercised, at or prior to the earliest of
                  (i) the close of business on September 8, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 23A, or (iv) the time immediately prior to the effective time of the merger of the Company contemplated by the ING Merger Agreement."

3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

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                  "Nothing in this Agreement shall be construed to give any
                  holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the ING Merger Agreement or the ING Stock Option Agreement."

4. The Rights Agreement is hereby further modified and amended by adding a new
Section 33 to the end thereof to read in its entirety as follows:

                  "Section 33. ING Agreements. Notwithstanding any other provision of this Agreement, neither the approval, execution or delivery of the ING Merger Agreement or the ING Stock Option Agreement nor the consummation of the Merger or the other transactions contemplated by the ING Merger Agreement or ING Stock Option Agreement is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the ING Merger Agreement or ING Stock Option Agreement."

5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


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         IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.

                                               RELIASTAR FINANCIAL CORP.



                                               By:  /s/ Richard R. Crowl
                                                  ----------------------------
                                                  Name: Richard R. Crowl
                                                  Title: Senior Vice President



                                               NORWEST BANK MINNESOTA,
                                               NATIONAL ASSOCIATION



                                               By:  /s/ Kenneth P. Swanson
                                                  ----------------------------
                                                  Name: Kenneth P. Swanson
                                                  Title: Vice President

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